UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2023

NEUROPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40337	22-3550230
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 N. Bernardo Avenue Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

(650) 237-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NPCE	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On June 27, 2023, Michael Favet resigned from his position as Chief Executive Officer of NeuroPace, Inc. and as a member of NeuroPace’s board of directors (the “Board”), in each case effective as of July 10, 2023 (the “Separation Date”). Mr. Favet will participate in NeuroPace’s Officer Severance Benefit Plan which provides severance and change in control benefits under certain circumstances following termination of employment with NeuroPace.

In connection with Mr. Favet’s resignation, NeuroPace and Mr. Favet entered into a consulting agreement (the “Consulting Agreement”), effective as of the Separation Date. Pursuant to the Consulting Agreement, Mr. Favet will serve as an advisor and provide consulting services to NeuroPace for a period of 12 months from the Separation Date, to assist with a smooth transition of his duties. During this advisory period, Mr. Favet will be paid a consulting fee equal to $600 per hour and will receive a cash payment in an amount equivalent to the amount Mr. Favet would have received as an employee of NeuroPace under NeuroPace’s bonus plan for 2023, pro-rated and to be paid consistent with NeuroPace’s bonus payout timeline. In addition, his outstanding equity awards will not continue to vest after August 1, 2023, but will remain outstanding exercisable in accordance with the terms and conditions of the applicable award agreements.

The foregoing description of the Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Consulting Agreement, which is filed as exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Chief Executive Officer

On June 28, 2023, NeuroPace appointed Joel Becker as Chief Executive Officer and as a member of the Board, in each case effective as of the Separation Date. Mr. Becker was appointed as a Class I director, with his term in office expiring upon NeuroPace’s 2025 Annual Meeting of Stockholders. Mr. Becker is not currently expected to serve on any committees of the Board.

Mr. Becker, age 55, most recently served as President at Viking North Ventures, a firm providing advisory services to medical technology and healthcare companies and investors, from October 2022 to July 2023, in which role he was responsible for providing advisory, leadership and strategy development services. From April 2019 to October 2022, Mr. Becker served as President of the Cardiac Rhythm Management and Neuromodulation product category of Integer Holdings Corporation, a global medical device company, in which role he was responsible for overseeing commercial and operational strategy and execution. Prior to joining Integer, Mr. Becker served as Chief Executive Officer of Xchange Labs, LLC, a healthcare technology SaaS company that develops connectivity products and services focused on providing caregivers access to patient management data and integration with health plan medication management services, from May 2017 to August 2018, in which role he was responsible for commercial and operational execution. From 2004 to 2016, Mr. Becker served in various leadership roles at St. Jude Medical, a global medical device manufacturer acquired by Abbott Laboratories in 2017, including President, Americas Division, from 2013 to 2016, and President, United States Division, from 2011 to 2013. Mr. Becker earned a B.A. in Business Administration from Augustana College and an M.B.A from the University of Minnesota.

Pursuant to the terms of an offer letter (the “Offer Letter”), dated June 27, 2023, between Mr. Becker and NeuroPace, Mr. Becker’s base salary will be $520,000 per year and his annual target bonus will be 75% of his base salary. Bonus amounts will be determined based upon achievement of goals agreed upon with the Board.

NeuroPace has agreed to grant Mr. Becker an option to purchase 380,424 shares of NeuroPace’s common stock, with an exercise price equal to the fair market value on the date of the grant (the “Option Award”). 25% of the shares subject to the Option Award will vest on the first anniversary of the effective date of Mr. Becker’s appointment as Chief Executive Officer, and the remaining 75% of the shares subject to the Option Award will vest in equal monthly installments over the following 36 months, subject to Mr. Becker’s continuous service with NeuroPace through each such vesting date.

Pursuant to the Offer Letter, Mr. Becker is eligible to participate in the employee benefit plans generally available to NeuroPace’s employees and is subject to customary confidentiality covenants and is also eligible for severance benefits under NeuroPace’s Officer Severance Benefit Plan.

NeuroPace has also entered into its standard form of indemnification agreement with Mr. Becker.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Offer Letter, which is filed as exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consulting Agreement dated June 28, 2023, by and between NeuroPace and Michael Favet

10.2	Offer Letter dated June 27, 2023, by and between the NeuroPace and Joel Becker

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuroPace, Inc.

Dated: June 28, 2023	By:	/s/ Irina Ridley
Irina Ridley
Chief Legal Officer